Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aprea Therapeutics, Inc. on Form S-8 to be filed on or about March 16, 2026 of our report dated March 16, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 16, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 16, 2026